UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2011
WILLBROS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11953	30-0513080

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1000, Houston, Texas	77027

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 403-8000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	Changes in Registrant’s Certifying Accountant.
Willbros Group, Inc. (the “Company”) recently solicited bids for audit services for 2011 from several independent auditors, including Grant Thornton LLP (“Grant Thornton”), the Company’s existing auditor since 2007. As a result of this process and following careful deliberation, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), approved the engagement of PricewaterhouseCoopers LLP (“PwC”), as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2011 and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ending June 30, 2011. The engagement of PwC was effective on May 25, 2011. On the same date, Grant Thornton was notified that it had been dismissed as the Company’s independent registered public accounting firm.
The reports of Grant Thornton on the Company’s consolidated financial statements for the past two fiscal years (2010 and 2009) contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Grant Thornton’s report dated March 14, 2011 on the consolidated financial statements of the Company as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, contained a separate paragraph stating that:
“We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Willbros Group, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 14, 2011 expressed an adverse opinion and exclusion of Utility T&D segment.”
The Audit Committee has discussed with representatives of Grant Thornton a material weakness in internal controls, as described below.
During the years ended December 31, 2010 and 2009 and the subsequent interim period through May 25, 2011, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Grant Thornton would have caused Grant Thornton to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.
In connection with its audit for the years ended December 31, 2010 and 2009 and through May 25, 2011, there were no “reportable events” as defined by Item 304(a)(1)(v) of Regulation S-K, except that a material weakness in the Company’s internal control over financial reporting was identified as described below.

Management identified a material weakness related to compliance with the established estimation process at the Company’s subsidiary in Canada. Management determined that project cost estimations were not prepared in sufficient detail to properly analyze job margin and management review was not thorough and did not include follow through on issues from prior month estimates. These operating deficiencies resulted in a failure to identify four loss contracts in a timely manner as of December 31, 2010. This oversight was subsequently identified by the Canadian management team during the monthly review process for January 2011 and February 2011. The full amount of the approximately $19.2 million of estimated project operating losses is reflected in the Company’s financial statements for the year ended December 31, 2010. Management assessed the potential impact of this error on prior quarters and noted that work on these loss contracts did not have substantial progress until the fourth quarter of 2010. Management also reviewed the estimated costs at completion calculations for other significant contracts and determined that this deficiency was confined to these loss contracts.
In response to this material weakness, management implemented and will implement additional monitoring controls over the established control environment that is already in place.
The Company has not consulted with PwC during its two most recent fiscal years or during any subsequent interim period prior to May 25, 2011 regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.
(d) The following exhibit is filed herewith:

Exhibit No.	Description

16	Letter of Grant Thornton LLP dated May 31, 2011.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: June 1, 2011	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

16	Letter of Grant Thornton LLP dated May 31, 2011.

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